Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984

702.362.0540 fax

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have issued our report dated March 30, 2006, accompanying the financial statements of Instacare, Corp. on Form SB-2 for the year ended December 31, 2005 and we have reviewed the financial statements of Instacare, Corp. through the period ended March 31, 2006. We hereby consent to the incorporation by reference of said reports on the Registration Statement of Instacare, Corp. on Form SB-2 to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Beckstead and Watts, LLP under the caption “Experts” in said registration statement.

Signed,

/s/ Beckstead and Watts, LLP

July 5, 2006